EXHIBIT 99.1

Predictive Oncology Reports First Quarter 2024 Financial Results and Provides Business Update

Company to host investor call and webcast today, May 15th, at 8:30am EDT

PITTSBURGH, May 15, 2024 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, CLIA laboratory and GMP facility, to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the quarter ended March 31, 2024, and provided a corporate update. The company reported a net loss of approximately $4.2 million on total revenue of approximately $0.4 million for the quarter.

Q1 2024 and Recent Highlights:

  Announced that an abstract detailing results of the recent study that Predictive Oncology completed in collaboration with UPMC Magee-Womens Hospital in Pittsburgh, PA, has been accepted as a poster presentation at the American Society for Clinical Oncology (ASCO) Annual Meeting, which is being held May 31-June 4 in Chicago.
    The study utilized multi-omic machine learning models to identify molecular features that better correlate to short- and long-term survival outcomes among women diagnosed with high grade serous ovarian cancer (HGSC) as compared to clinical data alone.
    Models hold potential as decision support tools to be incorporated into daily clinical practice to tailor therapies to individual patients and may also be used to identify novel biomarkers to advance the development of next-generation cancer therapeutics.
    Presentation is scheduled for Monday, June 3rd, 9:00am – 12:00pm CDT (10:00am-1:00pm EDT).
  Announced a collaboration and co-marketing agreement with Fujifilm to reduce protein interference in bacterial endotoxin testing of biopharmaceutical products, thereby improving drug safety. Per the terms of the agreement, Predictive Oncology will utilize its novel EndoPrep™ sample treatment technology, together with Fujifilm’s PYROSTAR™ bacterial endotoxin detection reagent, to detect residual endotoxins more accurately in biopharmaceuticals by eliminating protein interference from the drug product in the detection assay.
  Reported meaningful progress with its FluGen collaboration designed to bring a first-of-its-kind intranasal flu vaccine to market, as part of a $6.2 million Phase 2b grant awarded by the U.S. Department of Defense (DoD), a portion of which will be received indirectly by Predictive Oncology, as subcontractor for FluGen, over multiple years. Per the terms of the collaboration, Predictive Oncology will play a key role in making FluGen’s M2SR flu vaccine more stable and sustainable in a refrigerated state as it advances through clinical trials.
    Successful accomplishment of the solubility and stability goals in this collaboration – which would commercially validate the Company’s ability to solubilize and stabilize a whole live attenuated virus – may lead to future contracts with FluGen for other vaccine projects, as well as potentially other pharmaceutical companies.

“Our first quarter 2024 and subsequent results reflect the breadth and versatility of our technology, from the development of AI-driven machine learning models that can accelerate and de-risk early drug discovery, to our suite of biologics formulations and manufacturing capabilities that support leading biopharmaceutical drug developers and improve their chances of clinical success,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “Our recent announcements of projects with Fujifilm and FluGen, in particular, suggest that demand for our biologics solutions is strong while we continue to advance discussions with UPMC Magee-Womens Hospital and others on next steps following recent successful PEDAL engagements.”

“Just a few weeks ago, we announced that an abstract detailing results from a retrospective study that we completed with UPMC Magee has been accepted for presentation at the prestigious ASCO 2024 Annual Meeting. This study, in which we successfully developed active machine learning models capable of accurately predicting survival outcomes among ovarian cancer patients, has broad implications. In addition to the potential use of these models as decision support tools to be used in daily clinical practice to tailor therapies to individual patients, we see an opportunity to identify novel biomarkers which may allow us, or a licensing partner, to develop new cancer therapies on our own.”

“Since we implemented our new strategic vision for the company at the beginning of 2023, we have continued to refine our business development efforts, and we are making steady progress conveying to current and prospective partners the unique blend of assets and capabilities that we possess. Our message is resonating, as we are in late-stage discussions on a number of engagements, across both of our businesses, that we believe will continue to elevate awareness of our company among leading cancer drug developers worldwide. I look forward to accelerating contracting momentum as we progress through 2024,” concluded Mr. Vennare.

Q1 2024 Financial Summary:

  Concluded the first quarter of 2024 with $5.2 million of cash, compared to $8.7 million as of December 31, 2023, and $4.1 million in stockholders’ equity, compared to $8.3 million as of December 31, 2023.
  Basic and diluted net loss per common share for the quarter ended March 31, 2024, was $(1.04), compared to $(0.86) for the quarter ended March 31, 2023.

Q1 2024 Financial Results:

  The company recorded revenue of $419,646 for the first quarter of 2024, compared to $239,895 for the comparable period in 2023. Revenues for the quarter ended March 31, 2024, and March 31, 2023, were primarily derived from the Company’s Eagan operating segment.
  Cost of sales was $187,415 and $120,139 for the three months ended March 31, 2024, and 2023, respectively. Gross profit margin was approximately 55% and 50% for the three months ended March 31, 2024, and 2023, respectively. The improvement in gross profit margin was primarily due to a change in sales mix, with increased sales of STREAMWAY systems in the three months ended March 31, 2024.
  General and administrative expenses increased to $2,627,076 in the first quarter of 2024 from $2,335,984 in the first quarter of 2023. The increase was primarily due to increased professional fees including audit and consultant fees as well as increased business taxes, offset by decreased employee compensation as well as decreased depreciation due to fully depreciated assets.
  Operations expenses increased to $1,102,193 in the first quarter of 2024 compared to $878,518 in the first quarter of 2023. The increase was primarily due to increased employee compensation associated with our research and development efforts.
  Sales and marketing expenses increased to $739,734 in the first quarter of 2024 from $370,237 in the first quarter of 2023. The increase was primarily due to severance related to a former executive.
  Net cash used in operating activities was $3,416,021 in the first quarter of 2024 compared to net cash used of $3,427,761 in the first quarter of 2023. The increase in the Company’s net loss was primarily offset by an increase in cash provided by changes in working capital, resulting from higher accounts payable and accrued expenses.

Conference Call and Webcast Details:

Predictive Oncology management will host an investor conference call and webcast today, May 15th, 8:30 am EDT.

To participate in the call, investors and analysts should dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and reference conference ID 13746389.

To access the Call Me™ feature, which eliminates the need to wait for a call operator, please click here.

The live webcast of the call can be accessed here.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$5,197,235	$8,728,660
Accounts receivable	509,445	333,697
Inventories	441,718	494,374
Prepaid expense and other assets	412,925	521,700
Total current assets	6,561,323	10,078,431

Property and equipment, net	1,087,718	1,233,910
Intangibles, net	245,594	252,457
Lease right-of-use assets	2,582,456	2,728,355
Other long-term assets	124,096	124,096
Total assets	$10,601,187	$14,417,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,729,126	$1,342,027
Note payable	38,036	150,408
Accrued expenses and other liabilities	1,904,612	1,631,702
Derivative liability	367	1,376
Contract liabilities	304,320	308,091
Lease liability	540,200	517,427
Total current liabilities	4,516,661	3,951,031

Other long-term liabilities	3,507	5,459
Lease liability – net of current portion	2,027,348	2,188,979
Total liabilities	6,547,516	6,145,469
Commitments and contingencies

Stockholders’ equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of March 31, 2024, and December 31, 2023	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 4,062,853 shares outstanding as of March 31, 2024, and December 31, 2023	40,629	40,629
Additional paid-in capital	175,992,976	175,992,242
Accumulated deficit	(171,980,726)	(167,761,883)
Total stockholders’ equity	4,053,671	8,271,780

Total liabilities and stockholders’ equity	$10,601,187	$14,417,249

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$419,646	$239,895
Cost of sales	187,415	120,139
Gross profit	232,231	119,756

Operating expenses:
General and administrative expense	2,627,076	2,335,984
Operations expense	1,102,193	878,518
Sales and marketing expense	739,734	370,237
Total operating expenses	4,469,003	3,584,739
Total operating (loss)	(4,236,772)	(3,464,983)
Other income	18,657	42,228
Other expense	(1,737)	-
Gain on derivative instruments	1,009	953
Net (loss)	$(4,218,843)	$(3,421,802)

Net (loss) per common share – basic and diluted	$(1.04)	$(0.86)

Weighted average shares used in computation – basic and diluted	4,062,853	3,968,099